Exhibit 99.1
EDAC TECHNOLOGIES Reports Third Quarter Results.
FARMINGTON, Conn., October 27, 2009 – EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of jet engine components, tools, fixtures, injection molds and spindles, today reported results for the third quarter of 2009.
Sales for the third quarter of 2009 were $15,132,000 and net income was $80,000 or $0.02 per diluted share, versus sales of $10,547,000 and net income of $255,000 or $0.05 per diluted share for the third quarter of 2008.
For the nine months ended October 3, 2009, sales were $38,345,000 and net income was $7,513,000 or $1.53 per diluted share versus sales of $32,577,000 and net income of $1,418,000 or $0.28 per diluted share for the nine months ended September 27, 2008.
Dominick A. Pagano, President and Chief Executive Officer, said, “Our results include the operations of our EDAC Aero acquisition since May 27th. EDAC Aero contributed sales of $5,386,000 for the third quarter and $7,755,000 since the acquisition date. Among its domestic and international aerospace customers, EDAC Aero continues as a supplier to MTU Aero Engines in Germany. The third quarter was a challenging one for our other operations. Organically, our sales decreased by $1,514,000 from the second quarter of 2009 due to the down turn in the aerospace and machine tool product lines. Results were further impacted by costs associated with the development of new components for the JSF-135 and other emerging engine programs.”
“We also acquired substantially all of the assets of Service Network Incorporated, a manufacturer and rebuilder of precision grinders, as previously announced on August 10th. The new product lines and technologies represent a strategic acquisition that will further broaden our Spindle product line.”
As previously announced, EDAC acquired the assets of the manufacturing unit of MTU AENA, located in Newington, Connecticut on May 27, 2009. Operating now as EDAC Aero, the new operation primarily manufactures rotating components such as disks, rings and shafts for the aerospace industry. As prescribed by generally accepted accounting principles, the net assets acquired were recorded at fair value, which exceeded the purchase price by approximately $11,600,000 and has been reflected as a gain in other income in the financial statements.
Pagano added, “To date the EDAC Aero transaction has been accretive to our earnings per share and we fully expect that it will continue to be accretive. It is consistent with our long term strategic plan of incorporating growth through organic operations and acquisitions. The new product lines, customers and technologies have complemented our existing business, and will provide us with a platform to further leverage our assets and resources to enhance shareholder value.”
“As always, our strategy is to pursue those long-term opportunities by investing in skilled personnel and state-of-the-art machinery and equipment, and committing to continuous improvement throughout our organization. We will incur costs in the short-term, but in the long-term we believe this will build the financial and operating strength of our company, to the benefit of our shareholders.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) manufacturing and design services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines, (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.

Cautionary Statement Regarding Forward-Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” “seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward- looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the three months ended		For the nine months ended
	October 3,	Sept. 27	October 3,	Sept. 27
	2009	2008	2009	2008
Sales	$15,132,120	$10,547,124	$38,344,712	$32,577,388

Cost of sales	13,370,287	9,161,877	33,806,646	27,276,156

Gross profit	1,761,833	1,385,247	4,538,066	5,301,232

Selling, general and administrative expenses	1,305,763	842,868	3,347,624	2,676,232

Income from operations	456,070	542,379	1,190,442	2,625,000

Non-operating income (expense):
Interest expense	(262,388)	(158,885)	(592,813)	(478,510)
Other income	(73,431)	8,425	11,673,022	62,354

Income before income taxes	120,251	391,919	12,270,651	2,208,844

Provision for income taxes	39,803	137,000	4,757,627	791,000

Net income	$80,448	$254,919	$7,513,024	$1,417,844

Income per common share data:
Basic income per share	$0.02	$0.05	$1.56	$0.30

Diluted income per share	$0.02	$0.05	$1.53	$0.28

Weighted average shares outstanding:
Basic	4,837,803	4,746,137	4,830,803	4,693,020
Diluted	5,010,661	5,139,922	4,915,047	5,152,739

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	October 3,	January 3,
	2009	2009

ASSETS
CURRENT ASSETS:
Cash	$851,475	$1,311,092
Accounts receivable, net	11,380,063	7,931,550
Inventories, net	20,406,862	7,961,788
Prepaid expenses and other current assets	357,049	107,333
Refundable income taxes	—	686,708
Deferred income taxes	918,567	983,298

Total current assets	33,914,016	18,981,769

PROPERTY, PLANT AND EQUIPMENT	48,359,259	35,347,124
Less: accumulated depreciation	25,498,519	23,992,878

	22,860,740	11,354,246

DEFERRED INCOME TAXES	—	105,971

OTHER ASSETS	228,921	1,021,638

TOTAL ASSETS	$57,003,677	$31,463,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$1,891,190	$1,674,990
Current portion of long-term debt	2,135,023	2,376,018
Trade accounts payable	7,274,442	3,485,192
Employee compensation and amounts withheld	1,726,089	1,112,006
Accrued expenses	1,216,434	361,252
Customer advances	685,901	261,643

Total current liabilities	14,929,079	9,271,101

LONG-TERM DEBT, less current portion	12,060,592	4,827,697

OTHER LONG-TERM LIABILITIES	1,698,233	1,698,233

DEFERRED INCOME TAXES	4,411,868	—

SHAREHOLDERS’ EQUITY:
Common stock	12,095	12,063
Additional paid-in capital	11,118,990	10,934,736
Retained earnings	14,671,626	7,158,600
Accumulated other comprehensive loss	2,438,806	2,438,806

Total shareholders’ equity	23,363,905	15,666,593

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$57,003,677	$31,463,624

     Contact:      Glenn L. Purple, Vice President-Finance, 860-677-2603